Exhibit 99.1

SOUTHERN CALIFORNIA BANCORP REPORTS NET INCOME OF
$6.7 MILLION FOR THE SECOND QUARTER

San Diego, Calif., July 25, 2023 – Southern California Bancorp (“us,” “we,” “our,” or the “Company”) (NASDAQ: BCAL), the holding company for Bank of Southern California, N.A. (the “Bank”) announces its consolidated financial results for the second quarter of 2023.

Southern California Bancorp reported net income of $6.7 million for the second quarter of 2023, or $0.36 per diluted share, compared to net loss of $736 thousand, or $0.04 per diluted share in the second quarter of 2022, and net income of $8.2 million, or $0.44 per diluted share in the first quarter of 2023.

“I am pleased to report that our strong year-to-date performance in 2023 includes net interest income of $48.3 million and net income of $14.9 million, showing considerable improvement from $38.7 million and $710 thousand, respectively, in the corresponding year-to-date period in 2022,” said David Rainer, Chairman and CEO of Southern California Bancorp and Bank of Southern California. “We believe this improvement in performance is due to the strong execution of our relationship-based business banking model.

“Second quarter net income of $6.7 million helped drive our tangible book value per share to $12.82, an increase of $0.33, or 2.6% from the prior quarter. Our balance sheet continues to be strong, with deposit balances remaining steady, as we have elected to vigorously defend our deposit base in the face of increasing competition and deposit costs. Our loan portfolio grew by $19.8 million in the second quarter, with a focus on full banking relationships, that include a deposit component.”

Second Quarter 2023 Highlights

●	Net income of $6.7 million, compared with $8.2 million in the prior quarter
●	Diluted earnings per share of $0.36, compared with $0.44 the prior quarter
●	Net interest margin of 4.36%, compared with 4.71% in the prior quarter; average loan yield of 5.91% compared with 5.78% in the prior quarter
●	Return on average assets of 1.18%, compared with 1.46% in the prior quarter
●	Return on average common equity of 9.93%, compared with 12.72% in the prior quarter
●	Efficiency ratio of 59.6%, compared with 56.8% in the prior quarter
●	Tangible book value per common share (“TBV”) (non-GAAP1) of $12.82 at June 30, 2023, up $0.33 from $12.49 at March 31, 2023
●	Total assets of $2.31 billion, a slight increase from March 31, 2023
●	Total loans, including loans held for sale, of $1.91 billion, compared with $1.89 billion at March 31, 2023
●	Nonperforming assets to total assets ratio of 0.002% at June 30, 2023, compared with 0.000% at March 31, 2023
●	Total deposits of $1.98 billion, down $4.9 million or 0.2%, compared with $1.99 billion at March 31, 2023
●	Noninterest-bearing demand deposits were $776.9 million, representing 39.2% of total deposits, compared with $882.0 million, or 44.4% of total deposits at March 31, 2023
●	Cost of deposits was 1.29%, compared with 0.80% in the prior quarter
●	Bank’s capital exceeds minimums to be “well-capitalized,” the highest regulatory capital category

1 Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

“Given the recent turmoil in the banking industry, we have opportunistically hired a few new business relationship managers and continue to scout for additional talent,” said Rainer. “We are building on an already exceptional team and are focused on a strategy of deposit gathering through new relationships—using exception pricing where appropriate—and consequently we are seeing an increase in account openings.

“Reflecting our culture of prudent underwriting, the credit quality of our loan portfolio remains outstanding; our nonperforming assets to total assets ratio ended the second quarter at 0.002%.”

Second Quarter Operating Results

Net Income

Net income for the second quarter of 2023 was $6.7 million, or $0.36 per diluted share, compared with net income of $8.2 million, or $0.44 per diluted share in the first quarter of 2023. Pre-tax, pre-provision income (non-GAAP) for the second quarter was $9.9 million, a decrease of $1.5 million or 13.4% from the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2023 was $23.4 million, compared to $24.9 million in the prior quarter. The decrease in net interest income was primarily due to a $2.5 million increase in total interest expense, partially offset by a $1.1 million increase in total interest and dividend income in the second quarter of 2023 as compared to the prior quarter. During the second quarter of 2023, loan interest income increased $1.0 million, total debt securities income increased $71 thousand, and interest and dividend income from other financial institutions increased $12 thousand. The increase in interest income was due to a number of factors: a higher average total loan balance from organic loan growth; a change in the interest-earning asset mix; and higher yields on interest-earning assets resulting from increases in the target Fed funds rate. Average interest-earning assets increased $9.9 million, the result of a $5.8 million increase in average total loans, a $5.5 million increase in average total debt securities, a $5.2 million increase in average deposits in other financial institutions, and a $1.1 million increase in average restricted stock investments and other bank stock, partially offset by a $7.7 million decrease in average Fed funds sold/resale agreements. The increase in interest expense for the second quarter of 2023 was primarily due to a $2.4 million increase in interest expense on interest-bearing deposits, the result of a $101.7 million increase in average interest-bearing deposits, coupled with a 68 basis point increase in interest-bearing deposit costs.

Net interest margin for the second quarter of 2023 was 4.36%, compared with 4.71% in the prior quarter. The decrease was primarily related to a 50 basis point increase in the cost of funds, partially offset by a 11 basis point increase in the total interest-earning assets yield, the result of higher market interest rates and a change in the Bank’s interest-earning asset mix. The yield on total earning assets in the second quarter of 2023 was 5.64%, compared with 5.53% in the prior quarter. The yield on average total loans in the second quarter of 2023 was 5.91%, an increase of 13 basis points from 5.78% in the prior quarter.

Cost of funds for the second quarter of 2023 was 138 basis points, an increase of 50 basis points from 88 basis points in the prior quarter. The increase was primarily driven by a 68 basis point increase in the cost of interest-bearing deposits, coupled with an increase in average interest-bearing deposits, and a decrease in average noninterest-bearing deposits. Average noninterest-bearing demand deposits decreased $109.6 million to $805.6 million and represented 41.3% of total average deposits for the second quarter of 2023, compared with $915.2 million and 46.7%, respectively, for the prior quarter; average interest-bearing deposits increased $101.7 million to $1.15 billion during the second quarter of 2023. The total cost of deposits in the second quarter of 2023 was 129 basis points, an increase of 49 basis points from 80 basis points in the prior quarter.

Average total borrowings increased $8.5 million to $40.6 million for the second quarter of 2023, primarily due to an increase of $8.4 million in average Federal Home Loan Bank (FHLB) borrowings during the quarter. The average cost of total borrowings was 5.66% for the second quarter of 2023, up from 5.54% in the prior quarter.

2

Provision for Credit Losses

The Company recorded a reversal of provision for credit losses of $15 thousand in the second quarter of 2023, compared to a $202 thousand provision for credit losses in the prior quarter. The provision for credit losses in the second quarter of 2023 included a $135 thousand negative provision for unfunded commitments primarily due to lower unfunded loan commitments. Total unfunded loan commitments decreased $33.9 million to $523.6 million at June 30, 2023, from $557.5 million at March 31, 2023. The provision for credit losses for loan portfolio in the second quarter of 2023 was $120 thousand, a decrease of $158 thousand from $278 thousand in the prior quarter. The decrease was driven by a number of factors: a decrease in classified loans, changes in the portfolio mix, and a decrease in the qualitative reserve, partially offset by change in our reasonable and supportable forecast, primarily related to the economic outlook from the Federal Reserve’s actions to control inflation, and an increase in total loan balances. The Company’s management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately provisioned for the current environment.

Noninterest Income

Total noninterest income in the second quarter of 2023 was $1.1 million, a decrease of $474 thousand compared to total noninterest income of $1.6 million in the first quarter of 2023. In the second quarter of 2023, the Company recorded a gain on sale of loans of $77 thousand on the sale of $1.0 million of SBA 7A loans, a decrease of $731 thousand from the gain on sale of loans of $808 thousand in the first quarter of 2023, of which $797 thousand was recorded on the sale of $9.9 million in SBA 7A loans. Additionally, a $39 thousand gain on sale of loans was recorded on a nonaccrual 1-4 family residential loan in the prior quarter. Service charges and fees on deposit accounts was $530 thousand, an increase of $91 thousand compared to $439 thousand in the prior quarter. The increase was primarily due to higher analysis charges for certain deposit accounts. The Company recorded a gain on sale of debt securities of $34 thousand in the second quarter of 2023, for which there was no comparable transaction in the prior quarter. Other charges and fees was $136 thousand, an increase of $111 thousand compared to $25 thousand in the prior quarter. The increase was primarily due to higher income from equity investments.

Noninterest Expense

Total noninterest expense for the second quarter of 2023 was $14.6 million, a decrease of $412 thousand from total noninterest expense of $15.0 million in the prior quarter. In the second quarter of 2023, salaries and employee benefits decreased by $567 thousand, and legal, audit and professional fees decreased by $118 thousand, partially offset by data processing and communications, which increased by $120 thousand, and other expenses, which increased by $158 thousand.

The $567 thousand decrease in salaries and benefits was due primarily to lower stock compensation expense related to the accelerated stock compensation expense resulting from the vesting of performance-based restricted stock units of $632 thousand recorded in the prior quarter, an increase in the deferred loan origination costs resulting from higher loan growth in the second quarter of 2023, and a decrease in payroll taxes and benefits expense. The $118 thousand decrease in legal, audit and professional fees was due primarily to completion of the Company’s listing on the Nasdaq Capital Market early in the second quarter of 2023. The $120 thousand increase in data processing and communications was due primarily to an increase in network and core system data processing expense. The $158 thousand increase in other expense was due primarily to the increase in customer service related expense, and travel expense, partially offset by the decrease in sundry losses resulting from the recoveries of affidavits of forgery that were charged-off in previous quarters.

Efficiency ratio (non-GAAP) for the second quarter of 2023 was 59.6%, compared to 56.8% in the prior quarter.

Income Tax

In the second quarter of 2023, the Company’s income tax expense was $3.2 million, compared with $3.0 million in the first quarter of 2023. The effective rate was 32.3% for the second quarter of 2023 and 26.8% for the first quarter of 2023. The effective rate was 29.4% for the six months ended June 30, 2023. The increase in the effective tax rate for the second quarter of 2023 was primarily attributable to the impact of the vesting and exercise of equity awards combined with changes in the Company’s stock price over time.

3

Balance Sheet

Assets

Total assets at June 30, 2023 were $2.31 billion, an increase of $17.1 million or 0.7% from March 31, 2023. The increase in total assets from the prior quarter was primarily related to a $2.5 million increase in cash and cash equivalents and a $19.9 million increase in total loans, including loans held for sale, partially offset by a $4.6 million decrease in securities available-for-sale.

Loans

Total loans held for investment were $1.91 billion at June 30, 2023, compared to $1.89 billion at March 31, 2023, with second quarter of 2023 new originations of $63.3 million and payoffs and net paydowns of $37.7 million. Total loans secured by real estate increased by $22.4 million, with construction and land development loans increasing by $19.2 million, and commercial real estate loans increasing by $24.8 million, partially offset by a decrease in 1-4 family residential and multifamily decreasing $3.9 million and $17.7 million, respectively. In addition, commercial and industrial loans decreased by $1.4 million. The Company had $1.1 million in SBA 7A loans held for sale at June 30, 2023, compared to $577 thousand at March 31, 2023; most of these loans are expected to be sold in the secondary market in the third quarter of 2023.

Deposits

Total deposits at June 30, 2023 were $1.98 billion, a decrease of $4.9 million from March 31, 2023. Noninterest-bearing demand deposits at June 30, 2023 were $776.9 million, or 39.2% of total deposits, compared with $882.0 million, or 44.4% of total deposits at March 31, 2023. At June 30, 2023, total interest-bearing deposits were $1.20 billion, compared to $1.10 billion at March 31, 2023. At June 30, 2023, total brokered time deposits were $98.4 million, compared to $84.5 million at March 31, 2023. Given the nature of the Company’s commercial banking model, at June 30, 2023, approximately 40% of total deposits exceeded the FDIC insurance limits; however, the Company offers the Insured Cash Sweep (ICS) product, providing customers with FDIC insurance coverage at ICS network institutions. At June 30, 2023, ICS deposits increased to $256.3 million, or 13% of total deposits, compared to $140.3 million, or 7% of total deposits at March 31, 2023.

Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“Federal Reserve”) Borrowings

At June 30, 2023, the Company had overnight FHLB borrowings of $15.0 million, a $15.0 million increase from March 31, 2023. There were no outstanding Federal Reserve Discount Window borrowings at June 30, 2023. The Company did not participate in the Federal Reserve Bank Term Funding Program.

At June 30, 2023, the Company had available borrowing capacity from the FHLB secured lines of credit of approximately $405 million and available borrowing capacity from the Federal Reserve Discount Window of approximately $142 million. The Company also had available borrowing capacity from two unsecured credit lines from correspondent banks of approximately $60 million at June 30, 2023, with no outstanding borrowings. Total available borrowing capacity was $606.7 million at June 30, 2023. Additionally, the Company had unpledged liquid securities at fair value approximately $120 million and cash and cash equivalents of $104.6 million at June 30, 2023.

4

Asset Quality

Total non-performing assets increased to $40 thousand, or 0.002% of total assets at June 30, 2023, compared with $1 thousand, or 0.000% of total assets at March 31, 2023. The increase from March 31, 2023, was due primarily to a commercial and industrial loan with a net carrying value of $41 thousand that was placed on non-accrual status during the second quarter of 2023. Special mention loans decreased by $1.2 million during the second quarter of 2023 to $10.6 million at June 30, 2023 due mostly to paydowns totaling $1.1 million, coupled with three commercial and industrial loans from one relationship totaling $590 thousand that were downgraded from special mention loans to substandard loans, partially offset by two commercial and industrial loans from one relationship totaling $494 thousand that were downgraded from pass loans to special mention. Substandard loans decreased by $1.7 million during the second quarter of 2023 to $4.7 million at June 30, 2023 due mostly to payoffs totaling $2.1 million, partially offset by the three commercial and industrial loans downgraded from special mention.

The Company had no loans over 90 days past due that were accruing interest at June 30, 2023 and March 31, 2023.

There were no loan delinquencies (30-89 days past due) at June 30, 2023, compared to $123 thousand of loan delinquencies (30-89 days past due) at March 31, 2023.

The allowance for credit losses, which is comprised of allowance for loan losses (ALL) and reserve for unfunded loan commitments, totaled $24.0 million, or 1.26% of total loans at June 30, 2023, compared to $24.1 million, or 1.27% at March 31, 2023. The $24 thousand decrease in the allowance includes a $120 thousand provision for credit losses for the loan portfolio and a $135 thousand negative credit provision for unfunded loan commitments, coupled with a net charge-off of $9 thousand for the quarter ended June 30, 2023.

Allowance for loan losses was $22.5 million, or 1.18% of total loans at June 30, 2023, compared to $22.4 million, or 1.18% at March 31, 2023.

Capital

Tangible book value (non-GAAP) per common share at June 30, 2023, was $12.82, compared with $12.49 at March 31, 2023. In the second quarter of 2023, tangible book value was primarily impacted by net income, stock-based compensation expense, and net of tax unrealized losses on debt securities available-for-sale. Other comprehensive losses related to unrealized losses, net of taxes, on securities available-for-sale increased by $1.6 million to $6.6 million at June 30, 2023 from $5.0 million at March 31, 2023. Tangible common equity (non-GAAP) as a percent of total tangible assets at June 30, 2023 increased to 10.33% from 10.13% in the prior quarter, and unrealized losses as a percent of tangible capital equity at June 30, 2023 increased to 2.8% from 2.2% in the prior quarter.

The Bank’s leverage capital ratio and total risk-based capital ratio were 11.47% and 12.98%, respectively, at June 30, 2023. The Bank elected the three-year phase-in period under the regulatory capital rules, which allow a phase-in of the Day 1 CECL transition adjustment to the regulatory capital at 25% per year over a three-year transition period.

5

ABOUT SOUTHERN CALIFORNIA BANCORP AND BANK OF SOUTHERN CALIFORNIA, N.A.

Southern California Bancorp (NASDAQ: BCAL) is a registered bank holding company headquartered in San Diego, California. Bank of Southern California, N.A., a national banking association chartered under the laws of the United States (the “Bank”) and regulated by the Office of Comptroller of the Currency, is a wholly owned subsidiary of Southern California Bancorp. Established in 2001 and headquartered in San Diego, California, the Bank offers a range of financial products and services to individuals, professionals, and small- to medium-sized businesses through its 13 branch offices serving Orange, Los Angeles, Riversides, San Diego, and Ventura counties, as well as the Inland Empire. The Bank’s solutions-driven, relationship-based approach to banking provides accessibility to decision makers and enhances value through strong partnerships with its clients. Additional information is available at www.banksocal.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. Examples of forward-looking statements include, among others, statements regarding plans or objectives for future operations, products or services, and forecasts relating to financial and operating results or other measures of economic performance. Forward-looking statements reflect management’s current view about future events and involve risks and uncertainties that may cause actual results to differ from those expressed in the forward-looking statement or historical results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words or phrases such as “aim,” “can,” “may,” “could,” “predict,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “hope,” “intend,” “plan,” “potential,” “project,” “will likely result,” “continue,” “seek,” “shall,” “possible,” “projection,” “optimistic,” and “outlook,” and variations of these words and similar expressions.

Some factors that could cause actual results to differ materially from historical or expected results include, among others: the risk factors discussed in the Company’s Registration Statement on Form 10, as amended, filed with the Securities and Exchange Commission; changes in general economic conditions, either nationally or locally in the areas in which the Company conducts business; the impact on financial markets from geopolitical conflicts; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher than anticipated defaults in the Company’s loan portfolio; changes in management’s estimate of the adequacy of the allowance for credit losses; legislative or regulatory changes or changes in accounting principles, policies or guidelines; and the impacts of recent bank failures.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the Company’s Registration Statement on Form 10, as amended, its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, and other documents the Company files with the SEC from time to time.

Any forward-looking statement made in this release is based only on information currently available to management and speaks only as of the date on which it is made. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements or to conform such forward-looking statements to actual results or to changes in its opinions or expectations, except as required by law.

6

Southern California Bancorp and Subsidiary

Financial Highlights (Unaudited)

	At or for the Three Months Ended			At or for the Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	($ in thousands except share and per share data)
EARNINGS
Net interest income	$23,426	$24,892	$20,936	$48,318	$38,731
(Reversal of) Provision for credit losses	$(15)	$202	$1,796	$187	$3,646
Noninterest income	$1,096	$1,570	$1,526	$2,666	$3,129
Noninterest expense	$14,607	$15,019	$21,708	$29,626	$37,260
Income tax expense (benefit)	$3,212	$3,017	$(306)	$6,229	$244
Net income (loss)	$6,718	$8,224	$(736)	$14,942	$710
Pre-tax pre-provision income (1)	$9,915	$11,443	$754	$21,358	$4,600
Adjusted pre-tax pre-provision income (1)	$9,915	$11,443	$7,798	$21,358	$12,168
Diluted earnings (loss) per share	$0.36	$0.44	$(0.04)	$0.80	$0.04
Shares outstanding at period end	18,296,365	18,271,194	17,840,626	18,296,365	17,840,626

PERFORMANCE RATIOS
Return on average assets	1.18%	1.46%	(0.13)%	1.32%	0.06%
Adjusted return on average assets (1)	1.18%	1.46%	0.73%	1.32%	0.53%
Return on average common equity	9.93%	12.72%	(1.19)%	11.29%	0.58%
Adjusted return on average common equity (1)	9.93%	12.72%	6.82%	11.29%	4.93%
Yield on total loans	5.91%	5.78%	4.74%	5.85%	4.72%
Yield on interest earning assets	5.64%	5.53%	3.99%	5.58%	3.77%
Cost of deposits	1.29%	0.80%	0.07%	1.05%	0.07%
Cost of funds	1.38%	0.88%	0.13%	1.13%	0.13%
Net interest margin	4.36%	4.71%	3.87%	4.54%	3.64%
Efficiency ratio (1)	59.57%	56.76%	96.64%	58.11%	89.01%
Adjusted efficiency ratio (1)	59.57%	56.76%	65.28%	58.11%	70.93%

	As of
	June 30, 2023	March 31, 2023	December 31, 2022
	($ in thousands except share and per share data)
CAPITAL
Tangible equity to tangible assets (1)	10.33%	10.13%	9.84%
Book value (BV) per common share	$14.96	$14.64	$14.51
Tangible BV per common share (1)	$12.82	$12.49	$12.32

ASSET QUALITY
Allowance for loan losses (ALL)	$22,502	$22,391	$17,099
Reserve for unfunded loan commitments	$1,538	$1,673	$1,310
Allowance for credit losses (ACL)	$24,040	$24,064	$18,409
ALL to total loans	1.18%	1.18%	0.90%
ACL to total loans	1.26%	1.27%	0.97%
Nonperforming loans	$40	$1	$41
Other real estate owned	$—	$—	$—
Nonperforming assets to total assets	—%	—%	—%

END OF PERIOD BALANCES
Total loans, including loans held for sale	$1,914,415	$1,894,509	$1,906,800
Total assets	$2,309,183	$2,292,053	$2,283,927
Deposits	$1,980,908	$1,985,856	$1,931,905
Loans to deposits	96.6%	95.4%	98.7%
Shareholders’ equity	$273,749	$267,539	$260,355

(1) Non-GAAP measure. See – GAAP to Non-GAAP reconciliation

	At or for the Three Months Ended			At or for the Six Months Ended
ALLOWANCE for CREDIT LOSSES	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	($ in thousands)
Allowance for loan losses
Balance at beginning of period	$22,391	$17,099	$13,534	$17,099	$11,657
Adoption of ASU 2016-13 (1)	—	5,027	—	5,027	—
Provision for credit losses	120	278	1,650	398	3,500
Charge-offs	(9)	(27)	(21)	(36)	(21)
Recoveries	—	14	(27)	14	—
Net (charge-offs)	(9)	(13)	(48)	(22)	(21)
Balance, end of period	$22,502	$22,391	$15,136	$22,502	$15,136
Reserve for unfunded loan commitments
Balance, beginning of period	$1,673	$1,310	$804	$1,310	$804
Adoption of ASU 2016-13 (1)	—	439	—	439	—
Provision (reversal) for credit losses	(135)	(76)	146	(211)	146
Balance, end of period	1,538	1,673	950	1,538	950
Allowance for credit losses	$24,040	$24,064	$16,086	$24,040	$16,086

ALL to total loans	1.18%	1.18%	0.85%	1.18%	0.85%
ACL to total loans	1.26%	1.27%	0.91%	1.26%	0.91%

(1)	Represents the impact of adopting ASU 2016-13, Financial Instruments - Credit Losses on January 1, 2023. As a result of adopting ASU 2016-13, our methodology to compute our allowance for credit losses is based on a current expected credit loss methodology, rather than the previously applied incurred loss methodology.

7

Southern California Bancorp and Subsidiary

Balance Sheets (Unaudited)

	June 30, 2023	March 31, 2023	December 31, 2022
	($ in thousands)
ASSETS
Cash and due from banks	$34,632	$34,159	$60,295
Federal funds sold & interest-bearing balances	69,995	67,980	26,465
Total cash and cash equivalents	104,627	102,139	86,760

Securities available-for-sale, at fair value	119,875	124,438	112,580
Securities held-to-maturity, at cost (fair value of $48,563 at June 30, 2023; $49,713 at March 31, 2023; and $47,906 at December 31, 2022)	53,782	53,864	53,946
Loans held for sale	1,062	577	9,027
Loans held for investment:
Construction & land development	275,250	256,096	239,067
1-4 family residential	150,150	154,071	144,322
Multifamily	210,025	227,676	218,606
Other commercial real estate	961,307	936,513	958,676
Commercial & industrial	312,845	314,248	331,644
Other consumer	3,776	5,328	5,458
Total loans held for investment	1,913,353	1,893,932	1,897,773
Allowance for credit losses - loans	(22,502)	(22,391)	(17,099)
Total loans held for investment, net	1,890,851	1,871,541	1,880,674

Restricted stock at cost	15,997	14,557	14,543
Premises and equipment	13,919	14,105	14,334
Right of use asset	7,853	8,384	8,607
Goodwill	37,803	37,803	37,803
Core deposit intangible	1,403	1,493	1,584
Bank owned life insurance	38,428	38,196	37,972
Deferred taxes, net	11,666	10,492	10,699
Accrued interest and other assets	11,917	14,464	15,398
Total assets	$2,309,183	$2,292,053	$2,283,927

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$776,895	$882,000	$923,899
Interest-bearing NOW accounts	354,088	248,809	209,625
Money market and savings accounts	660,654	677,636	668,602
Time deposits	189,271	177,411	129,779
Total deposits	1,980,908	1,985,856	1,931,905

Borrowings	32,818	17,794	67,770
Operating lease liability	10,394	10,925	11,055
Accrued interest and other liabilities	11,314	9,939	12,842
Total liabilities	2,035,434	2,024,514	2,023,572

Shareholders’ Equity:
Common stock - 50,000,000 shares authorized, no par value; issued and outstanding 18,296,365 at June 30, 2023; 18,271,194 at March 31, 2023 and 17,940,283 at December 31, 2022)	220,702	219,659	218,280
Retained earnings	59,607	52,889	48,516
Accumulated other comprehensive loss - net of taxes	(6,560)	(5,009)	(6,441)
Total shareholders’ equity	273,749	267,539	260,355
Total liabilities and shareholders’ equity	$2,309,183	$2,292,053	$2,283,927

8

Southern California Bancorp and Subsidiary

Income Statements - Quarterly and Year-to-Date (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	($ in thousands except share and per share data)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$27,987	$27,019	$19,947	$55,006	$37,678
Interest on debt securities	833	731	476	1,564	730
Interest on tax-exempted debt securities	456	487	325	943	401
Interest and dividends from other institutions	984	972	836	1,956	1,260
Total interest and dividend income	30,260	29,209	21,584	59,469	40,069

INTEREST EXPENSE
Interest on NOW, savings, and money market accounts	4,730	2,903	264	7,633	546
Interest on time deposits	1,531	975	81	2,506	179
Interest on borrowings	573	439	303	1,012	613
Total interest expense	6,834	4,317	648	11,151	1,338
Net interest income	23,426	24,892	20,936	48,318	38,731

(Reversal of) Provision for credit losses (1)	(15)	202	1,796	187	3,646
Net interest income after provision for credit losses	23,441	24,690	19,140	48,131	35,085

NONINTEREST INCOME
Service charges and fees on deposit accounts	530	439	385	969	872
Gain on sale of loans	77	808	767	885	816
Bank owned life insurance income	232	223	215	455	1,047
Servicing and related income on loans	87	75	25	162	94
Gain on sale of debt securities	34	—	—	34	—
Other charges and fees	136	25	134	161	300
Total noninterest income	1,096	1,570	1,526	2,666	3,129

NONINTEREST EXPENSE
Salaries and employee benefits	9,674	10,241	9,361	19,915	19,557
Occupancy and equipment expenses	1,527	1,447	1,732	2,974	3,142
Data processing	1,176	1,056	1,092	2,232	2,512
Legal, audit and professional	667	785	608	1,452	1,225
Regulatory assessments	367	452	421	819	760
Director and shareholder expenses	214	213	221	427	416
Merger and related expenses	—	—	544	—	1,068
Core deposit intangible amortization	90	91	99	181	198
Loss contingency expense	—	—	6,500	—	6,500
Other expense	892	734	1,130	1,626	1,882
Total noninterest expense	14,607	15,019	21,708	29,626	37,260
Income (loss) before income taxes	9,930	11,241	(1,042)	21,171	954
Income tax expense (benefit)	3,212	3,017	(306)	6,229	244
Net income (loss)	$6,718	$8,224	$(736)	$14,942	$710

Net income (loss) per share - basic	$0.37	$0.46	$(0.04)	$0.82	$0.04
Net income (loss) per share - diluted	$0.36	$0.44	$(0.04)	$0.80	$0.04
Pre-tax, pre-provision income (2)	$9,915	$11,443	$754	$21,358	$4,600
Adjusted pre-tax, pre-provision income (2)	$9,915	$11,443	$7,798	$21,358	$12,168

(1)	Included (reversal of) provision for unfunded commitments of $(135) thousand, $(76) thousand and $146 thousand for the three months ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively; and $(211) thousand and $146 thousand for the six months ended June 30, 2023 and June 30, 2022, respectively.
(2)	Non-GAAP measure. See – GAAP to Non-GAAP reconciliation.

9

Southern California Bancorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total non-PPP loans	$1,896,805	$27,973	5.92%	$1,890,758	$27,005	5.79%	$1,679,902	$19,668	4.70%
Total PPP loans	3,228	14	1.74%	3,476	14	1.63%	9,072	279	12.34%
Total loans	1,900,033	27,987	5.91%	1,894,234	27,019	5.78%	1,688,974	19,947	4.74%
Taxable debt securities	106,208	833	3.15%	97,023	731	3.06%	100,548	476	1.90%
Tax-exempt debt securities (1)	70,470	456	3.29%	74,188	487	3.37%	56,054	325	2.94%
Deposits in other financial institutions	42,770	537	5.04%	37,611	457	4.93%	246,506	439	0.71%
Fed funds sold/resale agreements	17,639	228	5.18%	25,306	287	4.60%	64,004	144	0.90%
Restricted stock investments and other bank stock	16,039	219	5.48%	14,902	228	6.20%	14,914	253	6.80%
Total interest-earning assets	2,153,159	30,260	5.64%	2,143,264	29,209	5.53%	2,171,000	21,584	3.99%
Total noninterest-earning assets	133,716			134,707			137,829
Total assets	$2,286,875			$2,277,971			$2,308,829

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$308,863	$1,279	1.66%	$206,785	$316	0.62%	$211,663	$56	0.11%
Money market and savings accounts	662,487	3,451	2.09%	685,368	2,587	1.53%	669,183	208	0.12%
Time deposits	175,161	1,531	3.51%	152,613	975	2.59%	87,176	81	0.37%
Total interest-bearing deposits	1,146,511	6,261	2.19%	1,044,766	3,878	1.51%	968,022	345	0.14%
Borrowings:
FHLB advances	22,791	302	5.31%	14,356	168	4.75%	—	—	—%
Subordinated debt	17,806	271	6.10%	17,783	271	6.18%	17,711	271	6.14%
TruPS	—	—	—%	—	—	—%	2,262	32	5.67%
Total borrowings	40,597	573	5.66%	32,139	439	5.54%	19,973	303	6.08%
Total interest-bearing liabilities	1,187,108	6,834	2.31%	1,076,905	4,317	1.63%	987,995	648	0.26%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	805,553			915,160			1,053,615
Other liabilities	22,727			23,788			18,779
Shareholders’ equity	271,487			262,118			248,440
Total Liabilities and Shareholders’ Equity	$2,286,875			$2,277,971			$2,308,829

Net interest spread			3.33%			3.90%			3.72%
Net interest income and margin		$23,426	4.36%		$24,892	4.71%		$20,936	3.87%
Cost of deposits			1.29%			0.80%			0.07%
Cost of funds			1.38%			0.88%			0.13%

(1) Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.

(2) Average noninterest-bearing deposits represent 41.27%, 46.69% and 52.12% of average total deposits for the three months ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively.

10

Southern California Bancorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Six Months Ended
	June 30, 2023			June 30, 2022
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total non-PPP loans	$1,893,798	$55,006	5.86%	$1,588,645	$36,077	4.58%
Total PPP loans	3,352	—	—%	21,898	1,601	14.74%
Total loans	1,897,150	55,006	5.85%	1,610,543	37,678	4.72%
Taxable debt securities	101,641	1,564	3.10%	86,507	730	1.70%
Tax-exempt debt securities (1)	72,318	943	3.33%	35,721	401	2.87%
Deposits in other financial institutions	40,205	994	4.99%	354,641	633	0.36%
Fed funds sold/resale agreements	21,451	515	4.84%	44,024	155	0.71%
Restricted stock investments and other bank stock	15,474	447	5.83%	14,464	472	6.58%
Total interest-earning assets	2,148,239	59,469	5.58%	2,145,900	40,069	3.77%
Total noninterest-earning assets	134,209			138,550
Total assets	$2,282,448			$2,284,450

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$258,106	$1,595	1.25%	$201,155	$137	0.14%
Money market and savings accounts	673,864	6,038	1.81%	681,600	409	0.12%
Time deposits	163,950	2,506	3.08%	92,076	179	0.39%
Total interest-bearing deposits	1,095,920	10,139	1.87%	974,831	725	0.15%
Borrowings:
FHLB advances	18,597	469	5.09%	—	—	—%
Subordinated debt	17,795	543	6.15%	17,700	543	6.19%
TruPS	—	—	—%	2,498	70	5.65%
Total borrowings	36,392	1,012	5.61%	20,198	613	6.12%
Total interest-bearing liabilities	1,132,312	11,151	1.99%	995,029	1,338	0.27%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	860,054			1,022,075
Other liabilities	23,255			19,260
Shareholders’ equity	266,827			248,086

Total Liabilities and Shareholders’ Equity	$2,282,448			$2,284,450

Net interest spread			3.59%			3.50%
Net interest income and margin		$48,318	4.54%		$38,731	3.64%
Cost of deposits			1.05%			0.07%
Cost of funds			1.13%			0.13%

(1)	Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.
(2)	Average noninterest-bearing deposits represent 43.97%, and 51.18% of average total deposits for the six months ended June 30, 2023 and June 30, 2022, respectively.

11

Southern California Bancorp and Subsidiary

GAAP to Non-GAAP Reconciliation

(Unaudited)

The following tables present a reconciliation of non-GAAP financial measures to GAAP measures for: (1) adjusted net income, (2) efficiency ratio, (3) adjusted efficiency ratio, (4) pre-tax pre-provision income, (5) adjusted pre-tax pre-provision income, (6) average tangible common equity, (7) adjusted return on average assets, (8) adjusted return on average equity, (9) return on average tangible common equity, (10) adjusted return on average tangible common equity, (11) tangible common equity, (12) tangible assets, (13) tangible common equity to tangible asset ratio, and (14) tangible book value per share. We believe the presentation of certain non-GAAP financial measures provides useful information to assess our consolidated financial condition and consolidated results of operations and to assist investors in evaluating our financial results relative to our peers. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others with information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	($ in thousands)
Adjusted net income
Net income (loss)	$6,718	$8,224	$(736)	$14,942	$710
Add: After-tax merger and related expenses (1)	—	—	383	—	770
Add: After-tax loss contingency expenses (1)	—	—	4,579	—	4,579
Adjusted net income (non-GAAP)	$6,718	$8,224	$4,226	$14,942	$6,059

Efficiency Ratio
Noninterest expense	$14,607	$15,019	$21,708	$29,626	$37,260
Less: Merger and related expenses	—	—	544	—	1,068
Deduct: Loss contingency expenses	—	—	6,500	—	6,500
Adjusted noninterest expense	$14,607	$15,019	$14,664	$29,626	$29,692

Net interest income	23,426	24,892	20,936	48,318	38,731
Noninterest income	1,096	1,570	1,526	2,666	3,129
Total net interest income and noninterest income	$24,522	$26,462	$22,462	$50,984	$41,860
Efficiency ratio (non-GAAP)	59.6%	56.8%	96.6%	58.1%	89.0%
Adjusted efficiency ratio (non-GAAP)	59.6%	56.8%	65.3%	58.1%	70.9%

Pre-tax pre-provision income
Net interest income	$23,426	$24,892	$20,936	$48,318	$38,731
Noninterest income	1,096	1,570	1,526	2,666	3,129
Total net interest income and noninterest income	24,522	26,462	22,462	50,984	41,860
Less: Noninterest expense	14,607	15,019	21,708	29,626	37,260
Pre-tax pre-provision income (non-GAAP)	$9,915	$11,443	$754	$21,358	$4,600
Add: Merger and related expenses	—	—	544	—	1,068
Add: Loss contingency expenses	—	—	6,500	—	6,500
Adjusted pre-tax pre-provision income (non-GAAP)	$9,915	$11,443	$7,798	$21,358	$12,168

(1) After-tax merger and related expenses and loss contingency expenses are presented using a 29.56% tax rate.

12

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	($ in thousands)
Return on Average Assets, Equity, and Tangible Equity
Net income (loss)	$6,718	$8,224	$(736)	$14,942	$710
Adjusted net income (non-GAAP)	$6,718	$8,224	$4,226	$14,942	$6,059

Average assets	$2,286,875	$2,277,971	$2,308,829	$2,282,448	$2,284,450
Average shareholders’ equity	271,487	262,118	248,440	266,827	248,086
Less: Average intangible assets	39,250	39,340	38,655	39,294	38,707
Average tangible common equity (non-GAAP)	$232,237	$222,778	$209,785	$227,533	$209,379

Return on average assets	1.18%	1.46%	(0.13%)	1.32%	0.06%
Adjusted return on average assets (non-GAAP)	1.18%	1.46%	0.73%	1.32%	0.53%
Return on average equity	9.93%	12.72%	(1.19%)	11.29%	0.58%
Adjusted return on average equity (non-GAAP)	9.93%	12.72%	6.82%	11.29%	4.93%
Return on average tangible common equity (non-GAAP)	11.60%	14.97%	(1.41%)	13.24%	0.68%
Adjusted return on average tangible common equity (non-GAAP)	11.60%	14.97%	8.08%	13.24%	5.84%

	June 30, 2023	March 31, 2023	December 31, 2022
	($ in thousands except share and per share data)
Tangible Common Equity Ratio/Tangible Book Value Per Share
Shareholders’ equity	$273,749	$267,539	$260,355
Less: Intangible assets	39,206	39,296	39,387
Tangible common equity (non-GAAP)	$234,543	$228,243	$220,968

Total assets	$2,309,183	$2,292,053	$2,283,927
Less: Intangible assets	39,206	39,296	39,387
Tangible assets (non-GAAP)	$2,269,977	$2,252,757	$2,244,540

Equity to asset ratio	11.85%	11.67%	11.40%
Tangible common equity to tangible asset ratio (non-GAAP)	10.33%	10.13%	9.84%
Book value per share	$14.96	$14.64	$14.51
Tangible book value per share (non-GAAP)	$12.82	$12.49	$12.32
Shares outstanding	18,296,365	18,271,194	17,940,283

INVESTOR RELATIONS CONTACT

Kevin Mc Cabe

Bank of Southern California

kmccabe@banksocal.com

818.637.7065

13